Exhibit 99.(r)

Code of Ethics
Asset Management Americas Regional Standard

WHY The AM Americas Code of Ethics (‘the “Code”) sets forth a standard of conduct and personal account activities requirements for its Supervised Persons.

WHO This policy applies to all UBS Asset Management Americas (“AM Americas”) employees in the United States, along with certain non-U.S. UBS Asset Management (“AM”) employees.

WHAT to know about HOW to comply

First, understand the regulatory requirements and our principles

•	AM Americas staff must meet required regulatory obligations and adhere to the general principles of conduct set forth in this Code.

Second, understand your responsibilities with regards to Personal Securities Transactions

•	Understand the requirements of your particular role within AM Americas.
•	Understand the preclearance requirements and required holding period.
•	Understand prohibited transaction types and requirements for private placements and limited offerings.

Third, understand the reporting and certification requirements

•	Understand your obligation to promptly report violations of this Code to your respective Heads of Compliance. All reports will be treated seriously and investigated promptly.
•	Understand your obligation to disclose all personal trading accounts and report accurate holdings information on an annual basis.
•	Understand your obligation to copy compliance on quarterly statements and confirms where needed, and to attest to quarterly transactions account activities.
•	AM Americas staff deemed to be Supervised Persons must attest their compliance with this Code at least annually.

Fourth, understand how Compliance will enforce this Code

•	Information provided to AM Americas under this Code shall be treated as confidential and will not be disclosed to third parties unless required by law.
•	AM Americas takes violations of this Code seriously and has full discretion to impose sanctions as it deems appropriate, except as may be limited by applicable law.

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

Need help? Contact local AM C&ORC

References This Code is to be read in conjunction with the UBS Group Policy on Personal Investments (1-P-000359).

Infringements of this Regional Standard may result in disciplinary action up to and including dismissal. Known infringements must be resolved in accordance with the UBS Employee Incidents Policy (1-P-004710) and/or other relevant escalation processes.

Published: Apr 2024 Last Updated: Feb 2025

Table of Contents

1.	Summary		9

2.	Principles		9
2.1.	Standards of Conduct and Expectations		9
2.2.	Fiduciary Duty		10

3.	Establishing Covered Accounts		11
3.1.	Covered Account Disclosure and Centralization		11
3.2.	Exceptions from Centralization		11
3.3.	Discretionary Accounts		12

4.	Personal Securities Transactions		12
4.1.	Personal Securities Trading Principles		13
4.2.	Personal Securities Trading Prohibitions and Exceptions		13
4.3.	Preclearance, Holding Periods and Reporting		13
	4.3.1.	Preclearance for Personal Securities Transactions	13
	4.3.2.	Preclearance Rejection Overrides and Exceptions	14
	4.3.3.	Holding Period Requirements	14
4.4.	Frequency		15
4.5.	IPOs and Limited Offerings		15
4.6.	Investments in Commercial Property		15
4.7.	UBS AG Securities, UBS Mutual Funds and Co-investment in AM Americas Products		15

5.	Reporting and Certification		15
5.1.	Reporting		15
	5.1.1.	Initial Holdings Reports (“IHR”)	16
	5.1.2.	Annual Holdings Reports (“AHR”)	16
	5.1.3.	Quarterly Transactions Certifications (“QTC”)	16
5.2.	Copying EIA on Statements and Confirms		17
5.3.	Exemptions from Reporting Requirements		17
5.4.	Annual Certification for Access Persons and Interested Directors		18

6.	Administration, Enforcement and Confidentiality		18
6.1.	Internal Reporting of Code Violations & Confidentiality		18
6.2.	Exceptions		18
6.3.	Sanctions and Remedies		18

7.	Reportable Fund Board Obligations		19
7.1.	Code of Ethics Certification and Approval		19
7.2.	Reportable Fund Board Annual Report		19
7.3.	Exemptions for Independent Directors of the Reportable Funds		19

8.	Recordkeeping		20

Appendix 1: Related Documents			22

Appendix 2: Quarterly Securities Transaction Report for Independent Fund Directors			23

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

Definitions

The following terms are used throughout the Code and have the meanings attributed to them in this section. Any questions on interpretations regarding these terms should be directed to AM C&ORC.

Access Person1: Rule 204A-1 of the Advisers Act defines an Access Person as: (1) any Supervised Person who: (a) has access to nonpublic information regarding any client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund; or (b) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and (2) all of the firm’s directors, officers and partners.

Rule 17J-1 of the Company Act defines an Access Person as: (1) any Advisory Person2 of a Fund or a Fund’s investment adviser. If the adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers and general partners are presumed to be Access Persons; and (2) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Securities.

For purposes of this Code, Access Persons are deemed to be AM employees in the Investments areas3 of the firm and other first line of defense (“1LOD”) teams that may meet the above definition, along with certain additional AM-aligned (“2LOD”) employees, as well as AM’s “Participating Affiliates,” defined herein below, unless otherwise designated with the concurrence of the AM Americas Chief Compliance Officer. If you are not sure of your Access Person status, please contact local AM C&ORC.

Advisers Act: the Investment Advisers Act of 1940, as amended.

Affiliate4: A person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with AM Americas.

1 As defined in the Advisers Act Rule 204A-1 and Company Act Rule 17J-1.

2 An “Advisory Person” under Rule 17J-1 is deemed to be any director, officer, general partner or employee of the Fund or investment adviser who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Securities by the Fund.

3 “Investment areas employees” are deemed to be employees that ultimately report to the Heads of Investments in AM Americas.

4 As defined in the Securities Act Rule 405.

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

Associated Person5: An employee of AM Americas that is either: (a) a natural person registered under FINRA Rules; (b) a sole proprietor, or any partner, officer, director, branch manager of the FINRA member, or any person occupying a similar status or performing similar functions; (c) any company, government or political subdivision or agency or instrumentality of a government controlled by or controlling the FINRA member; (d) any employee of the FINRA member, except any person whose functions are solely clerical or ministerial; (e) any person directly or indirectly controlling the FINRA member whether or not such person is registered or exempt from registration under the FINRA By-Laws or FINRA Rules; (f) any person engaged in investment banking or securities business controlled directly or indirectly by the FINRA member whether such person is registered or exempt from registration under the FINRA By-Laws or FINRA Rules; or (g) any person who will be or is anticipated to be a person described in (a) through (f) above.

For purposes of this Code, select Associated Persons in AM Americas6 are not deemed to be Access Persons because of the nature of their business activities; however, such persons are still AM Sensitive Persons and are subject to additional training or other requirements set forth by FINRA and/or the National Futures Association (“NFA”).

Beneficial Ownership7: Beneficial ownership will be deemed to exist if an Access Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect interest in the Securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities). Under this definition, beneficial ownership by an Access Person also includes Securities held by Immediate Family Members sharing the same household, Securities held in certain trusts, and a general partner’s proportionate interest in the portfolio Securities held by a general or limited partnership.

Broker: A broker, dealer, bank, or other intermediary, including 401(k) and retirement plans, through whom a Covered Account transacts in or holds Reportable Securities or Reportable Funds.

Business Unit8: Each of the separate business arms that operate under the UBS Asset Management Americas investment advisers. Comprised of AM Traditional, Unified Global Alternatives9, O’Connor, Global Real Assets and Credit Investments Group.

Chief Compliance Officer (“CCO”): The designated individual listed on current Form ADV who is responsible for administering the legal entity’s overall compliance program.

Client: Any of the AM Americas investment advisory clients, which include individual and institutional investors, private fund clients, and registered investment companies (i.e., the Reportable Funds), among others.

Company Act: the Investment Company Act of 1940, as amended.

5 As defined in FINRA Rule 1011 Definitions.

6 For the avoidance of doubt, “Associated Persons” in AM Americas are deemed to be employees within the Institutional Client Coverage, Sales Management, Global Liquidity sales, WM and Wholesale Coverage, and Marketing teams. Investment Specialists are not in scope of this definition.

7 As defined in the Exchange Act Rule 16a-1(a)(2).

8 Business Units were developed following a series of merger transactions and organizational changes executed in AM Americas in 2024 and 2025.

9 The UGA Business Unit is comprised of employees from both UBS Asset Management and UBS Wealth Management.

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

Covered Account: An account that is subject to the Personal Securities Transaction restrictions and reporting requirements of this Code because an Access Person is deemed to have Beneficial Ownership. For the avoidance of doubt, all Personal Securities Transaction restrictions and requirements apply to Covered Accounts. A Covered Account may also include futures. For each Covered Account, Access Persons are required to provide: (1) the name of the broker, dealer or bank with whom the Access Person established the account; and (2) the date the account was established as part of periodic reporting (detailed in Section 5 below).

Discretionary Account: A Covered Account where an Access Person does not have the authority to exercise direct or indirect influence or control over the account or to implement or enforce investment recommendations. This includes, but is not limited to, adviser-managed accounts and discretionary brokerage accounts. Typically, in these arrangements, no investment authority exists or, if such authority exists, such authority has been assigned to a broker or investment advisor.

Employee: For purposes of this Code, all AM and AM-aligned staff, both Access Persons and Sensitive Persons.

Fund Chief Compliance Officer (“Fund CCO”): The individual designated by the respective registered fund board(s) who is responsible for administering a compliance program for a Reportable Fund(s), including policies and procedures.

Head of Compliance: An individual within each AM Americas Business Unit that is responsible for its respective compliance program administration.

Immediate Family Member: An Access Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. Immediate Family Members are not deemed to be Access Persons.

However, Immediate Family Members are obligated to centralize their personal trading accounts and are also subject to the same preclearance and reporting obligations as Access Persons for account(s) where the Immediate Family Member is domiciled in the same location as the Access Person.

Independent Director: Members of a Reportable Fund board who do not have a material or pecuniary relationship with the Reportable Fund or its related persons, with the exception of sitting fees, and who are not “Interested Directors” of the Reportable Fund. At least 40% of the Reportable Fund’s board of directors must consist of Independent Directors10.

Initial Public Offering (“IPO”): An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Interested Director: Members of a Reportable Fund board who are “interested persons11” because of such person’s material business or professional affiliation with the Reportable Fund.

Limited Offering: An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rule 504 or Rule 506 under the Securities Act of 1933.

Local AM C&ORC: The Head of Compliance, along with any delegates (e.g., Compliance Officer, Compliance Specialist), that support and carry forth their respective Business Unit day-to-day compliance functions.

10 See Interpretive Matters Concerning Independent Directors of Investment Companies.

11 As defined in 15 USC §80a-2(a)(19).

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

Material Nonpublic Information (“MNPI”): Information about a Security or an issuer of a Security that is both material and nonpublic.

MyTrades: the internal UBS system used to submit preclearance requests for personal account transactions.

Participating Affiliate: any UBS Asset Management entity outside the United States that is included in a Global Services Agreement with AM Americas related to investment advisory and/or management services provided to U.S. clients. Certain employees of the Participating Affiliates may have access to nonpublic information and recommendations related to AM Americas Clients (including Reportable Funds) as part of their regular job function or may make investment recommendations to AM Americas Clients (including Reportable Funds). Individual employees of the Participating Affiliates may also be Access Persons.

Pending Trade information: In-process trade orders or the conveyance of specific information indicating an intent to place a trade.

Personal Securities Transaction: A transaction in a security in which an Access Person has or thereby acquires Beneficial Ownership. An Access Person is considered to be “engaging in” or “effecting” a Personal Securities Transaction if he/she, directly or indirectly, directs, participates in or receives advance notification or advice regarding such transactions.

Preclearance: The submission of a preapproval request in MyTrades to transact in a Reportable Security or Reportable Fund before the transaction is executed.

Purchase and/or Sales: Includes, among other things, the writing of an option to purchase or sell a Security or other asset.

Reportable Fund: Any investment company registered under the Investment Company Act. For purposes of this Code, this definition shall include any fund for which AM Americas serves as the investment adviser or any fund whose investment adviser or principal underwriter controls AM Americas or is under common control with AM Americas. Reportable Funds may be open-end or closed-end.

Reportable Security: Includes any Security, with limited exceptions that are: (a) direct obligations of the U.S. Government; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (c) shares issued by money market funds; (d) shares issued by open-end funds other than Reportable Funds; and (e) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Security: Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

Sensitive Staff: The term Sensitive Staff has the same meaning as defined in the UBS Global Policy on Personal Investment (1-P-000359). For purposes of this Code, Sensitive Staff includes: (1) all AM and AM-aligned employees ; (2) UBS Affiliate employees who are domiciled on the premises of AM Americas for a period of 30 days or more; and (3) consultants and other temporary or external staff hired for a period of 30 days or more whose duties include access to AM Americas technology or systems and/or trading information in any form, unless they obtain a written exemption from Employee Information and Approvals (“EIA”).

Not all Sensitive Staff are Access Persons; however, AM Americas Sensitive Staff employees not deemed to be Access Persons may still be subject to additional monitoring and testing activities to ensure compliance with this Code and U.S. regulations.

Supervised Person12: AM Americas’ partners, officers, directors (or other person occupying a similar status or performing similar functions) and employees, as well as other persons who provide investment advice on behalf of AM Americas and are subject to its supervision and control.

Violation: Includes both an affirmative act contrary to the provisions of this Code and active or passive disregard of the provisions of this Code. A Violation may occur regardless of the Supervised Person’s intent and regardless of whether the Supervised Person knows that the conduct is contrary to the provisions of this Code.

12 As defined in the Form ADV Glossary of Terms Appendix C.

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

1.	Summary

AM Americas has many important assets. Perhaps the most valuable is its established and unquestioned reputation for integrity. Preserving this integrity demands the continuing alertness of every Employee. Each Employee must avoid any activity or relationship that may reflect unfavorably on AM Americas as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety. Although no written code can take the place of personal integrity, the following, in addition to common sense and sound judgment, should serve as a guide to the minimum standards of proper conduct. However, technical compliance with the terms of this Code will not insulate Employees from scrutiny and possible disciplinary action where his or her personal conduct displays a pattern of inappropriate activity or a failure to adhere to the spirit and concepts of this Code.

Key risks addressed in this policy

This Code is designed to ensure that AM Americas and its Employees: (i) comply with all applicable Federal Securities Laws and regulations; (ii) place the interests of AM Americas Clients ahead of their own or those of AM Americas; (iii) do not engage in abusive, deceitful or manipulative trading practices; and (v) report violations of law or this Code to the Head of Compliance or Chief Compliance Officer.

For clarity, this Code outlines the obligations of various types of Employees of AM Americas, including those of any Supervised Persons, Associated Persons, etc.

Applicability of this Code

This Code should be read in conjunction with the UBS Global Policy on Personal Investments (1-P-000359); however, the purpose of this Code is to address specific U.S. regulatory requirements. Therefore, in instances where this Code conflicts with guidance set forth by the Global Policy, this Code shall prevail.

2.	Principles

2.1.	Standards of Conduct and Expectations

This Code sets forth requirements with respect to Employees’ duties, personal securities transactions, confidentiality and intra-Affiliate sharing of certain information. Employees must at all times adhere to both the letter and spirit of the standards, principles, requirements, and other provisions of this Code. In this regard, Employees must diligently and prudently exercise proper judgment to ensure that ethical and legal standards are fulfilled.

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

Ethical standards for which Employees are accountable include:

a.	Placing the interests and rights of Clients first and foremost in accordance with AM Americas fiduciary duties;
b.	Complying with all applicable Federal Securities Laws;
c.	Avoiding or, where applicable, disclosing conflicts of interest; and
d.	Properly managing the receipt of any and all MNPI.

Additionally, no AM Americas Employee shall, directly or indirectly, take inappropriate advantage of his or her position by:

a)	Defrauding or misleading any Client, including by making untrue statements of material fact or omitting material facts from a statement;
b)	Engaging in any act which could operate as a fraud or deceit upon any Client;
c)	Engaging in any manipulative practice with respect to Securities, including price manipulation;
d)	Profiting, or causing others to profit, based on Pending Trade Information, including knowledge of completed or contemplated Client transactions;
e)	Purchasing or selling any Reportable Security related to MNPI of AM Americas or its Affiliates, unless and until AM C&ORC provides instructions that trading is permitted.
f)	Personally benefitting by causing a Client to act, or fail to act, in making investment decisions;
g)	Releasing to non-Affiliates or other unauthorized recipients any MNPI (related to AM Americas or its Affiliates) or Pending Trade Information except where the disclosure is required by law, or when the disclosure has been approved by AM C&ORC; or
h)	Using or disclosing Personal Data about a Client, except where the use or disclosure is necessary to provide AM Americas services, required by law, or when the use or disclosure has been approved by AM C&ORC.

Employees shall consider, among other things, the following basic questions at all times:

•	Am I placing the interests and rights of Clients first and foremost?
•	Is the activity legal?
•	Am I compromising my own personal values or ethics in any way?
•	Do I think the decision might be viewed in a different light by others?
•	How would the decision look in the media and would it potentially harm AM Americas, its reputation, or my character?
•	Would AM Americas potentially lose customers or stakeholders, or the respect of either, if they knew about this action?
•	Am I acting in a way that promotes mutual respect of those with whom I am working?

2.2.	Fiduciary Duty

AM Americas owes a fiduciary duty to its Clients with respect to Securities-related investment advisory services. As a fiduciary, AM Americas at all times must act in its Clients’ best interests and is prohibited from overreaching or taking unfair advantage of a Client’s trust. A fiduciary owes its clients more than mere honesty and good faith alone. A fiduciary must be sensitive to the conscious and unconscious possibility of providing less than disinterested advice, and it may be faulted even when it does not intend to injure a client and even if the client does not suffer a monetary loss. AM Americas and its Employees must take great care to fully disclose all material facts and provide only suitable investment advice to its Clients.

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

3.	Establishing Covered Accounts[13]

3.1.	Covered Account Disclosure and Centralization

In accordance with the UBS Global Policy on Personal Investment, all Employees are required to disclose and centralize any Covered Accounts (for the Employee or their Immediate Family Members, as applicable) at the time any reportable Covered Account is opened and immediately upon making or being notified of a change in ownership or account number. Accounts may be disclosed at goto/EIA. The Employee Information and Approvals team (“EIA”) will review and add the Covered Account to the Access Person’s profile in Affirmation Online (“AOL”), the internal UBS affirmation and personal account tool. Futures accounts require written approval from EIA.

Employees are also required to maintain personal investment accounts with UBS Financial Services, Inc (“UBS FSI”) or with an approved broker (“Centralization”). Account Centralization must be initiated within 30 calendar days of disclosure and completed within 180 days of disclosure. A list of approved brokers is available within the Country Requirements and Approved Broker List at goto/PAD. The Country Requirements and Approved Broker List also contain a list of countries that are exempt from Centralization requirements.

Temporary and external staff are exempt from the above centralization requirements, unless the staff are employed with AM Americas for a period greater than 30 days.

3.2.	Exceptions from Centralization

The following Covered Accounts may be maintained away from UBS FSI without obtaining prior approval.

•	Mutual Fund Only Accounts. Any Covered Account that only permits buying and selling shares of open-end mutual funds for which AM Americas does not serve as investment adviser or sub-adviser and cannot be used to trade any other types of securities like stocks or closed-end funds.
•	401(k) and IRA Plans. Any 401(k) retirement plan or IRA account that an Employee established with a previous employer, provided that the investments in the plan are limited to pooled investment options (e.g., open-end mutual funds). A 401(k) plan or IRA account that permits Employees to trade individual Securities or invest in pools consisting of Securities of a single issuer must be approved by EIA. The UBS SIP plan or any successor UBS 401(k) plan is not an excepted account within this definition.

13 Not applicable to Independent Directors

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

•	Investments in the Physical Control of an Employee. Employees may maintain physical possession of an investment (for example, a stock certificate); however, Employees must disclose any such investments to EIA as part of Initial and Annual Holdings reporting (see Section 5 below).
•	Covered Accounts at another financial services firm that require the accounts to remain with that firm. These accounts must be disclosed and statements must be provided to EIA. Ongoing reporting requirements may be required as well.
•	Employee stock option plan or share scheme accounts where Securities are not yet vested.
•	Estate accounts.
•	Trusts on which you are the beneficiary.
•	Custodial accounts for your children where you are not the custodian (i.e. your parents who are financially independent from you open a UTMA account with their grandchild(ren)).

AM C&ORC and the Employee Conflicts of Interest team (“ECOI”) may provide additional exceptions at their own discretion.

3.3.	Discretionary Accounts

Typically, all investment and trading accounts, including managed, Discretionary and commodity accounts for which the Access Person is the Beneficial Owner must be centralized at UBS FSI. Although Discretionary Accounts are exempt from the provisions of Section 4 (Personal Securities Transactions) of this Code, they are still Covered Accounts and must comply with all other provisions of this Code, including this Section 3 and Section 5 (Reporting and Certification Requirements). To obtain necessary approval to open a Discretionary Account, Employees must request an exception for the existing or new Discretionary Account. Exceptions may be requested from goto/EIA by disclosing a Covered Account. EIA will review and request additional information, which may include a directive to close the Discretionary Account. Access Persons should respond to the request with the requested details of the Discretionary Account and the reason for the request.

EIA will periodically review Discretionary Account trading for abuses and conflicts and reserves the right to cancel approval of a Discretionary Account and to subject all the account’s trades to preclearance and other requirements of this Code. Discretionary Accounts may not be used to undermine this Policy.

4.	Personal Securities Transactions

Rule 204A-1 requires all Access Persons of an investment adviser registered with the SEC to report, and the investment adviser to review, their personal securities transactions and holdings periodically14. Accordingly, Access Persons must:

•	Disclose all Covered Accounts in AOL and timely complete account Centralization if required;

14 Not applicable to Independent Directors of a Registered Fund.

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

•	Report in AOL all holdings and transactions in Reportable Securities and Reportable Funds in accordance with the standards and procedures described in the various sections below; and
•	Comply with Preclearance, holding period (see Section 4.3), blackout period (see Section 4.7) and reporting requirements set forth below (see Section 5).

AM and AM-aligned Employees not deemed to be Access Persons are still considered to be Sensitive Staff and are subject to the personal securities transactions requirements listed in the UBS Global Policy on Personal Investment (1-P-000359). Please refer to the Policy for details related to Sensitive Staff obligations related to personal securities transactions.

4.1.	Personal Securities Trading Principles

To ensure compliance with the aforementioned principles, AM Americas has given considerable thought to designing a Code that seeks to mitigate Access Persons’ potential conflicts of interest without unnecessarily inhibiting their personal investment activities. AM Americas believes that personal investment experience over time can assist in the development of investment professionals’ experience and acumen. Accordingly, the Code is intended to permit personal investment activities subject to reasonable restrictions designed to address the potential conflicts of interests and to preclude any overreaching or violations of the Federal Securities Laws.

4.2.	Personal Securities Trading Prohibitions and Exceptions

Access Persons must conduct their Personal Securities Transactions in a manner which does not violate the Federal Securities Laws, interfere with Client transactions or otherwise take unfair advantage of their Client relationships. Please refer to Annex B of the Global Policy on Personal Investment (1-P-000359) for a list of prohibited and exempt transaction types.

4.3.	Preclearance, Holding Periods and Reporting

4.3.1.	Preclearance for Personal Securities Transactions

Access Persons must obtain prior written approval before purchasing, selling or transferring any Reportable Security, or exercising any option (except as noted below).

Preclearance is performed electronically through goto/MyTrades, the internal UBS personal trading preapproval system. Access Persons should complete the steps to “Request Approval” and should provide the required information, which includes, but is not limited to:

•	Approver (which should be the Employee line manager);
•	Product name (via search engine);
•	Trading direction;
•	Order type;
•	Terms of the order;

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

•	Quantity;
•	Price;
•	Time zone; and
•	Account

Access Persons will be required to respond to several questions related to any known or perceived MNPI, conflicts of interest or effect on the Access Person’s role at UBS, among others.

Preclearance approvals are valid for 24 hours from the time of approval. If a trade is not executed within the 24-hour time frame, a new preclearance request must be submitted. Trades may not be executed until preclearance is obtained.

4.3.2.	Preclearance Rejection Overrides and Exceptions

In some cases, a preclearance request may be rejected in MyTrades and the Access Person may wish to seek an override. In such cases, Access Persons may request an exception by sending an email to: DL-AM_PAD_Exception_Request. The request must include the following:

•	ID Request number;
•	Security name; and
•	Whether the trade is a buy or sell.

If seeking an exception for multiple trades in one day, Access Persons must send ONE email with all trades listed.

All requests must be sent to the DL by 12PM EST – all requests must be submitted in MyTrades and receive line manager approval prior to requesting the exception.

If the exception request is approved, Access Persons will receive an updated message through MyTrades with the preclearance approval. Note: Access Persons may not execute any personal trade activity until and unless the approval notification has been received from MyTrades. Exception approvals are also valid for 24 hours only.

4.3.3.	Holding Period Requirements

Holding period requirements are intended to prohibit short-term and speculative trading activities. The applicable holding period is generally 30 days. Holding periods are calculated using the date following the last transaction in a particular Reportable Security. Access Persons may not execute any opposite trades (sell/buy or buy/sell) in the Reportable Security transacted or any other related investments (i.e. any investment whose value or price depends on the value or price of the initial investment) in other Covered Accounts during the applicable holding period. Exceptions may be granted with prior approval from EIA for losses exceeding 20% of the purchase price.

While the exercising of an option or taking delivery of a future will not require additional authorization, the subsequent sale of the underlying will require authorization if it falls within the scope of Reportable Securities.

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

4.4.	Frequency

In order to ensure personal trading is not a distraction from performing your role, excessive trading or “day trading” is prohibited. Access Persons should limit their trading to no more than 20 transactions per month.

4.5.	IPOs and Limited Offerings

Participation in IPOs and Limited Offerings/Private Placements may be permitted with prior approval from local AM C&ORC and the Access Person’s line manager. Please refer to Annex B of the Global Policy on Personal Investment (1-P-000359) for details.

4.6.	Investments in Commercial Property

Direct investment in commercial properties by real estate Employees or their Immediate Family Members may give rise to questions as to whether the Employee or AM Americas is misappropriating an investment opportunity that should first be offered to Clients or whether Employees are receiving a personal benefit by virtue of their role within AM Americas. Please refer to Annex B of the Global Policy on Personal Investment (1-P-000359) for details on restrictions on investing in commercial real estate.

4.7.	UBS AG Securities, UBS Mutual Funds and Co-investment in AM Americas Products

Preclearance is required for all transactions by Access Persons in UBS Securities and UBS Labeled Products, including UBS Mutual Fund and PACE Select Funds, and unregistered products. Please refer to Annex B of the Global Policy on Personal Investment (1-P-000359) for details.

5.	Reporting and Certification

5.1.	Reporting

Access Persons are responsible for satisfying the personal securities reporting requirements for any Covered Accounts. Local AM C&ORC may prescribe additional requirements depending on specific risks.

AM and AM-aligned Employees not deemed to be Access Persons are still considered to be Sensitive Staff and are subject to the personal securities transactions requirements listed in the UBS Global Policy on Personal Investment (1-P-000359). Please refer to that Policy for Sensitive Staff reporting obligations.

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

5.1.1.	Initial Holdings Reports (“IHR”)

Access Persons must disclose all Covered Accounts and Reportable Securities within 10 calendar days after becoming an Access Person. Interested Directors other than Access Persons are also required to submit IHRs within 10 days of becoming an Interested Director of a Reportable Fund. Initial holdings information must be current as of a date not more than 45 days prior to your hire date.

IHRs must include: (i) the title and type of Reportable Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has direct or indirect ownership; (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the Access Person’s direct or indirect benefit15; and (iii) the date the Access Person submits the report.

Each Access Person must certify that he/she has disclosed or reported all personal investments and Covered Accounts required to be disclosed or reported.

Please note that you cannot conduct personal trading activities until you have completed all required disclosures within AOL.

5.1.2.	Annual Holdings Reports (“AHR”)

Access Persons are required to review and update their Covered Account holdings at least annually within 45 days of calendar year end, unless an exception applies. AHRs should be current as of a date no more than 45 days prior to the date the report is submitted. Each Access Person must certify that he/she has disclosed or reported all Reportable Securities and Covered Accounts required to be disclosed or reported.

AHRs should include: (i) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and (ii) the date that the report is submitted by the Access Person.

AHRs must also include, for each Reportable Security in any/all Covered Accounts: (i) the title and type of Reportable Security, including as applicable, the exchange ticker symbol or CUSIP number; (ii) number of shares; and (iii) principal amount of each Reportable Security in which the Access Person has direct or indirect ownership.

5.1.3.	Quarterly Transactions Certifications (“QTC”)

On a quarterly basis, Access Persons are required to attest to the accuracy of any transactions in Reportable Securities. Therefore, within 30 days of each calendar quarter end, each Access Person must review and attest to the activities in Reportable Securities in their Covered Accounts.

15 As outlined in Section 3.2, Access Persons may be required to Centralize outside accounts with UBS FSI.

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

QTCs must contain: (i) the name of the broker, dealer or bank with or through which the transaction was effected; (ii) the date the account was established; and (iii) the date the QTC was submitted by the Access Person.

During the QTC process, Access Persons are required to review: (i) the date(s) of transaction(s); (ii) the Reportable Security title and, as applicable, exchange ticker symbol or CUSIP; (iii) interest rate and maturity date; (iv) number of shares; (v) principal amount of each Reportable Security; (vi) the nature of the transaction (buy/sell); and (vii) the price(s) at which the transaction(s) was/were effected.

Access Persons are also responsible for: (i) certifying that all of their Covered Accounts are included in the AOL profile at the time of the QTC; and (ii) providing duplicate statements for any Covered Accounts that are not Centralized. See Section 5.2 below for details.

Independent Directors (excluding private fund Independent Directors) are required to attest to Reportable Securities in their Covered Accounts only if the Independent Director knew, or in the ordinary course of fulfilling his/her official duties as a director of a Reportable Fund should have known, that during the 15 days immediately preceding or following the date of a Securities transaction in the Independent Director’s Covered Accounts that:

•	the Reportable Security was purchased or sold by a Reportable Fund; or
•	a purchase or sale of the Reportable Security was considered for a Reportable Fund.

This may be achieved by completion and submission of the Quarterly Transaction Report in Appendix 2, but the AM Americas Business Units may adopt alternative approaches to satisfy this requirement.

5.2.	Copying EIA on Statements and Confirms

EIA receives automatic feeds of trade confirmations and account statements from UBS FSI and certain other broker dealers. However, if an automatic arrangement cannot be made, Access Persons are responsible for the upload of outside account statements at goto/EIA on a monthly basis for each outside Covered Account. Access Persons are not required to provide duplicate confirms and statements for Mutual Fund Only Accounts.

In some cases, an Access Person may wish to engage in a transaction for which no confirmation can be delivered to EIA (e.g., a transaction in a privately placed security or a transaction in individual stocks held in a 401(k) plan). These types of transactions require prior written approval from local AM C&ORC and EIA and will involve additional reporting requirements. Questions about specific requirements can be directed to goto/EIA.

5.3.	Exemptions from Reporting Requirements

Preclearance requirements and QTC will not apply to transactions in:

•	Automatic investment plans including rebalance programs (i.e., where the Access Person through their Covered Accounts does not determine the investment allocations) within 401(k) plans;
•	The acquisitions of Reportable Securities pursuant to a corporate action (e.g., stock splits and dividends);

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

•	Vesting of UBS AG shares in connection with long-term incentive compensation grant;
•	Transactions in Discretionary Accounts to the standards set forth in Section 3.3;
•	The acquisition of Reportable Securities pursuant to a gift or inheritance; or
•	Gifts of Reportable Securities to charitable organizations.

5.4.	Annual Certification for Access Persons and Interested Directors

ECOI will provide Access Persons and/or Interested Directors, both upon hire and at least annually, with an electronic copy of this Code of Ethics (and any amendments thereto) via AOL and will require Access Persons to acknowledge in writing (which includes by electronic means) that they have received a copy of the Code of Ethics (and any amendments, and among other policy attestations). By clicking “Affirmed” in AOL, you certify that you have: a) received a copy of the AM Americas Code of Ethics; b) read and understand all provisions of the Code; and c) agree to comply with the terms of the Code.

6.	Administration, Enforcement and Confidentiality

6.1.	Internal Reporting of Code Violations & Confidentiality

Employees have a duty to promptly report to the Head of Compliance or local AM C&ORC any violations of the Code or Federal Securities Laws. All reported violations will be treated confidentially to the extent permitted by law and will be investigated promptly. Retaliation against any persons reporting a violation of the Code to the Head of Compliance, local AM C&ORC or to any regulatory authority is strictly prohibited and is a violation of this Code.

6.2.	Exceptions

AM C&ORC periodically reviews the effectiveness of this policy in light of changes in industry standards, legal requirements and securities market changes. As such, situations may arise in which AM C&ORC may believe an exception could be granted. Such exceptions will only be granted if AM C&ORC believes the essence of the policies enumerated would not be violated, Clients would not be harmed, and the exception would not conflict with applicable law or regulation.

6.3.	Sanctions and Remedies

If EIA determines that an Access Person or Fund Director has violated the Code, it may, in consultation with AM C&ORC as well as senior management, impose sanctions and take other actions deemed appropriate, including oral reprimand, issuing a letter of education, suspending or limiting personal trading activities, imposing a fine or adjusting compensation, suspending, demoting or terminating employment, and/or informing the Securities and Exchange Commission and/or other applicable regulatory authorities if the situation warrants.

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

As part of any sanction, EIA and/or AM C&ORC may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade. Senior management will determine the appropriate disposition of any money forfeited pursuant to this section.

7.	Reportable Fund Board Obligations

7.1.	Code of Ethics Certification and Approval

At least annually, the Fund CCO will provide each respective Reportable Fund's board of directors with a certification that the Reportable Fund has adopted procedures reasonably designed to prevent Access Persons violations of the Code of Ethics.

The boards of directors for each of the Reportable Funds, including a majority of Independent Directors, must approve this Code of Ethics, and must approve any material changes to the Code within 6 months after adoption of the material change.

7.2.	Reportable Fund Board Annual Report

No less frequently than annually, each Fund CCO must deliver to the Reportable Fund board of directors a written report that: (i) certifies that the Reportable Fund, investment adviser or principal underwriter has adopted and implemented procedures reasonably necessary to prevent Access Persons from violating the Code; and (ii) describes any issues arising under the Code of Ethics or procedures since the last report to the board of directors. The written report should summarize:

•	Compliance with the Code for the period under review;
•	Material violations of the Code for the period under review;
•	Sanctions imposed under the Code during the period under review;
•	Changes in policies and procedures recommended for the Code; and
•	Any other information requested by the Board.

7.3.	Exemptions for Independent Directors of the Reportable Funds

Independent Directors of the Reportable Funds who would be required to make a report solely by reason of being a Reportable Fund director are not required to submit:

•	An initial holdings or annual holdings report; and

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

•	Quarterly transaction reports, unless the Independent Director was aware of certain Reportable Fund activity outlined in Section 5.1.3 above.

8.	Recordkeeping

Although Rule 204A-1 under the Advisers Act and Rule 17J-1 under the Company Act require a recordkeeping retention period of 5 years, UBS generally maintains documentation (i.e., initial and annual holdings reports, quarterly transactions certifications) for a 10-year retention period. Therefore, each of the below should be retained in accordance with the UBS Records Management Policy (“RMP”) (1-P-001004).

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

Applicable Employee/s/Teams	Documents Required
AM Americas Employees

•      Copies of any Covered Account statements not Centralized with UBS FSI

•      Copies of any approvals or exceptions for outside accounts and/or investment activities provided by the Employee's line manager, AM C&ORC, ECOI and/or EIA

AM Americas C&ORC

•      Copy of the Code of Ethics and any former version of the Code within the last 10 years

•      A record of all persons, currently or within the last 10 years, who are or were required to submit Code of Ethics reporting under Section 5 of this Code, or who were responsible for reviewing such reports

•      Evidence of any decision and supporting rationale for an exception approval provided to an Access Person for an investment in an IPO or limited offering, or other exception to this policy

•      Evidence of periodic employee personal account monitoring activities

•      Evidence of each report provided to the Reportable Fund boards of directors related to the Code of Ethics and/or Rule 17j-1 under the Company Act

ECOI Team

•      Records of preclearance authorizations in MyTrades

•      A list of any personal trading, outside business activity or other Code of Ethics exceptions or violations, regardless of materiality

•      Evidence of monitoring activities to identify preclearance breaches

•      A list of any approved outside Covered Accounts, the date the account was approved and the record of approval

•      Documentation detailing any issue, necessary escalation (if applicable) and each resolution, for any material MyTrades operational issues

Employee Conduct Crew

•      Documentation detailing any issue, necessary escalation (if applicable) and each resolution, for any material AOL operational issues

•      Evidence of the rollout of applicable compliance policies and procedures, including the Code of Ethics, to applicable AM Access Persons and AM Americas employees

•      Evidence of AM Access Persons policy attestations

•      Records of each IHR, AHR and QTC submitted by Access Persons and the date such reports were submitted

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

Appendix 1: Related Documents

Related Policy

MyPolicies ID 1-P-000359	Global Policy on Personal Investment

MyPolicies ID 1-C-001254	Our Code of Conduct and Ethics

MyPolicies ID 1-P-001004	UBS Records Management Policy (“RMP”)

MyPolicies ID 1-P-004710	UBS Employee Incidents Policy

Published: Apr 2024 Last Updated: Feb 2025

Internal Use Only

Appendix 2: Quarterly Securities Transaction Report for Independent Fund Directors

For Quarter Ending:

Instructions:

1.	List transactions in Reportable Securities held in any accounts where you may be deemed to have Beneficial Ownership, only if you knew at the time of the transaction, or in the ordinary course of fulfilling your Independent Director duties, you should have known, that during the 15 day period preceding your transaction or immediately following your transaction, the Security was purchased or sold, or considered for purchase or sale by the Reportable Fund. You are deemed to have Beneficial Ownership of accounts of your immediate family members.

2.	This form must be submitted within 30 days after the end of the calendar quarter if you are reporting transactions.

Name of Security	Trade Date & Transaction Type	Transaction Price & Number of Shares	Quantity (including principal amount)	Broker/Institution

Certification:

I hereby certify that the information contained in this report is accurate and that I have listed all my transactions for the quarter indicated above, with respect to Reportable Securities where I may be deemed to have Beneficial Ownership.

Date:

Print Name:

Signature:

Published: Apr 2024 Last Updated: Feb 2025

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